Important Notice Regarding the Availability of Materials

Computer Sciences Corporation Computer Sciences Corporation 3170 FAIRVIEW PARK DRIVE FALLS CHURCH, VA 22042
You are receiving this communication because you hold securities in the company listed above. Computer Sciences Corporation has released informational materials regarding the separation of its wholly-owned subsidiary, Computer Sciences Government Services Inc. that are now available for your review. This notice provides instructions on how to access Computer Sciences Corporation materials for informational purposes only. It is not a form for voting and presents only an overview of the Computer Sciences Corporation materials which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and closely review the Computer Sciences Corporation materials and continue to view them online to access any new or updated information.
To effect the separation, Computer Sciences Corporation will distribute all of the shares of Computer Sciences Government Services Inc. common stock on a pro rata basis to the holders of Computer Sciences Corporation common stock. Immediately following the distribution, which will be effective as of the date and time referenced in the Information Statement that Computer Sciences Government Services Inc. has prepared in connection with the separation, Computer Sciences Government Services Inc. will be an independent company. Computer Sciences Corporation is not soliciting proxy or consent authority from stockholders in connection with the separation. The Computer Sciences Corporation materials consist of the Information Statement, including any supplements, that Computer Sciences Government Services Inc. has prepared in connection with the separation. You may view the materials online at www.materialnotice.com and easily request a paper or email copy (see reverse side). To facilitate timely delivery, please make your request for a paper copy by five business days prior to the distribution date referenced in the Information Statement.

See the reverse side for instructions on how to access materials.

— How to Access the Materials —

THIS NOTICE WILL ENABLE YOU TO ACCESS
MATERIALS FOR INFORMATIONAL PURPOSES ONLY

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